Exhibit 10.5

Eagle Materials Inc.
FY 2006 Operational Excellence Goals

Gypsum Companies

1.	(20 pts) Goal related to combined annual average 1/2” Eagleroc (#1 MSF/Net hour)

2.	(20 pts) Goal related to combined annual average 5/8” Firebloc (#1 MSF/Net hour)

3.	(15 pts) Goal related to combined annual plant efficiencies

4.	(20 pts) Goal related to the commencement of the Georgetown facility by fiscal year end.

5.	(10 pts) Goal related to current and potential synthetic sources for gypsum in North America.

6.	(5 pts) Develop a plan to maximize the payload on all outbound trucks and rail cars of gypsum wallboard.

7.	(5 pts) Goal related to additional gypsum reserves for the Duke facility.

Cement Companies

8.	(20 pts) Goal related to combined annual average type I/II clinker production rate.

9.	(15 pts) Goal related to combined annual average kiln utilization (based on 8760 available hours).

10.	(10 pts) Goal related to timely completion of construction of the 80,000 ton dome for the Illinois Cement expansion project within budget.

11.	(20 pts) Goal realted to the Illinois Cement expansion project being on budget and on timeline.

12.	(10 pts) Continue to develop project echo:

13.	(5 pts) Goal related to additional limestone reserves for Illinois Cement.

Paperboard Company

14. (15 pts) Goal related to net winder tons/calendar day

15.	(15 pts) Goal related to annual 54” gypsum facing paper sales.

16.	(10 pts) Goal related to quality returns and allowances $ per ton.

17.	(5 pts) Goal related to new boiler completion.

Concrete and Aggregates Companies

18.	(10 pts) Goal related to new mining equipment for Western Aggregates.

19.	(10 pts) Goal related to CER proposal to increase production capacity at Centex Materials Buda quarry.

Safety — All Companies

20.	(20 pts) Goal related to safety.

Total 260 pts